                                                                   EXHIBIT 10.18

                                                            VITRIA CONTRACT 8511

                       DEVELOPMENT AND SERVICES AGREEMENT

         This Development and Services Agreement is entered into between Vitria Technology, Inc., a Delaware corporation, ("Vitria") and CHILIN, LLC, a California limited liability company, ("ChiLin") and shall become effective on the Effective Date.

         WHEREAS, Vitria desires that ChiLin develop certain Deliverables that shall be defined in separate Statements of Work to be mutually agreed upon in writing by the parties and subject to the terms and conditions of this Agreement;

         WHEREAS, ChiLin desires to develop such Deliverables for Vitria under the terms and conditions of this Agreement.

         WHEREAS, Vitria desires to retain ChiLin for its experience and abilities in connection with creating, revising, updating or troubleshooting relating to the Deliverables, and has offered to engage ChiLin to render such services (hereinafter the "Services") to Vitria, which shall be specifically described in Statements of Work as mutually agreed by the parties and as attached hereto; and

         NOW THEREFORE, in consideration of the mutual covenants, terms and conditions hereinafter expressed, the parties hereby agree as follows:

1.       DEFINITIONS

1.1 "Affiliate" means any corporate entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporate entity.

1.2 "Change Request" means a document detailing additional features, enhancements or other modifications as set forth in Section 2.2.

1.3 "Confidential Information means any business, marketing or technical information disclosed by Vitria or ChiLin to the other in relation to this Agreement, and identified in writing as being confidential, proprietary or trade secret in nature to, the disclosing party. If disclosed orally, such information must be identified at the time of disclosure as confidential, proprietary, or trade secret in nature and thereafter summarized in writing, marked as confidential, with the summary delivered to the receiving party within 30 days after disclosure. Notwithstanding the foregoing, all Deliverables shall be the Confidential Information of Vitria regardless of the marking requirements.

1.4 "Deliverables" means those goods and Services developed or performed by ChiLin and provided to Vitria pursuant to a Statement of Work.

1.5 "Dependencies" means are those conditions, goods or services necessary or precedent for the delivery of the Deliverables as set forth in the Statement of Work.

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                                                            VITRIA CONTRACT 8511

1.6 "Derivatives" means any translation, abridgement, revision, transformation, adaptation, improvement, or new material derived from any ChiLin technology, tools, and components existing in trade secret material, including new material which may be protected by copyright, patent and/or trade secret that are contained, integrated and/or embedded in the Deliverables.

1.7 "Development Center" means the location(s) in Greater China where the Services are to be performed.

1.8      "ChiLin Fee" means those fees set forth in the Statement of Work.

1.9 "Documentation" means the user manuals and other related materials, including without limitation any training materials, installation documentation and documentation for the Software, in whatever medium regarding the proper installation and use of the Deliverables described therein, and all updates, new versions and any other modifications made to such materials.

1.10 "Effective Date" means the last date this Agreement is signed by both parties.

1.11 "Export Laws" means all laws, administrative regulations, and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data, including, without limitation, the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative.

1.12 "Object Code" means the machine-readable computer code that (i) enables the computer to execute a program, (ii) is derived from the Source Code to the product by a process generally referred to as compiling and (iii) may be stored in a variety of magnetic media or other formats.

1.13 "Software" means Object Code and Source Code of the Deliverables as set forth in the Statement of Work which include without limitation, any and all enhancements, bug fixes, updates, new versions, ports, localized versions and other modifications made for such products that are provided to Vitria pursuant to the terms of this Agreement.

1.14 "Source Code" means the underlying computer program which (i) comprises a product, (ii) is readable by human beings when displayed on a monitor or printed on paper, regardless of the media on which the product is stored, and
(iii) that must be translated by a process generally known as compiling into Object Code before the product can be executed by a computer.

1.15 "Statement of Work" means a document substantially in the form attached as Exhibit A and signed by authorized representatives of both parties under which ChiLin agrees to perform Services for Vitria.

1.16 "User Acceptance Tests ("UATs") means tests run by Vitria to determine that the Deliverables have met the requirements in the Statement of Work, including but not limited to running manual spot tests and the product sample.

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                                                            VITRIA CONTRACT 8511

2.       SCOPE OF WORK

2.1 ChiLin agrees to use commercially reasonable efforts to develop for Vitria the Deliverables, and provide to Vitria the Services, in accordance with the requirements and specifications set forth in the executed Statements of Work referencing this Agreement. The terms of each respective Statement of Work are intended to establish the applicable requirements, specifications, schedules, outputs, and other services associated with the Deliverables and the Services. The parties also intend to discuss certain additional work efforts in the future and will mutually agree in writing on any such additional Statements of Work. The terms and conditions of this Agreement will govern additional Statements of Work. Although the parties agree to consider additional work efforts, there is no assurance that additional Statements of Work will be authorized or agreed upon.

2.2      Requested Changes.

         2.2.1 If Vitria desires a variation to any Statement of Work, it will supply a Change Request to ChiLin. A Change Request must specify in sufficient detail the change to be considered. If Vitria supplies a Change Request, at ChiLin's cost, ChiLin shall conduct an analysis of the impact of the request on the price, schedule, Deliverables and/or Services of the relevant Statement of Work and submit a written summary to Vitria for approval. ChiLin reserves the right, for a significant work effort associated in an impact analysis for a change request, to charge Vitria on a time and materials basis, using the time and materials services rates specified in the Statement of Work to which the Change Request applies, or as otherwise mutually agreed by Vitria and ChiLin. Any impact analysis work to be charged to Vitria shall require prior approval from Vitria; such approval shall not be unreasonably withheld. The authority to authorize any impact analysis work must come, in writing, from Vitria's VP of Customer Services and Engineering Operations (or other designated executive officer), otherwise, no such charges will be honored.

         2.2.2 Once the impact analysis of a Change Request has been completed, it shall be submitted in writing to Vitria management for approval. Change Requests shall only be acted upon once they have been agreed and duly authorized in writing by both ChiLin and Vitria. Neither party will have any obligation to execute a Change Request.

2.3 The parties will discuss progress made on the Deliverables and issues that may arise with respect to the Services during the status meetings as required under a Statement of Work. Either party will notify the other promptly upon learning of any event that may impact the Deliverables or the Services.

3.       DEVELOPMENT, DELIVERY AND SERVICES

3.1 ChiLin will use commercially reasonable efforts to develop and deliver the Deliverables, and provide the Services, to Vitria in accordance with the applicable schedules set forth in the relevant Statement of Work; ChiLin acknowledges and agrees that time is of the essence in performance of it obligations hereunder provided, however, that ChiLin shall not be responsible for delays in the:

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                                                            VITRIA CONTRACT 8511

         3.1.1 development or delivery of the Deliverables attributable to time incurred as a result of defective Dependencies (as defined in the applicable Statements of Work) to be delivered by Vitria or a third party not in the control of ChiLin or delays in the delivery of conforming Dependencies by Vitria or a third party not in the control of ChiLin, or

         3.1.2 development or delivery of the Deliverables or provision of the Services attributable to circumstances beyond ChiLin's reasonable control, including, without limitation, delays in the delivery of materials by Vitria or a third party not in the control of ChiLin. If any such delays occur, the delivery schedule of the Deliverables and/or the Services, but not the associated fees, shall be adjusted by a period equal to the period of such delay. For purposes of this Section 3.1.2, circumstances beyond ChiLin's control include, without limitation, events such as earthquakes, wars, severe power outages affecting the region where ChiLin is located, but does not include failure of ChiLin's equipment, labor unrest, illness or other similar circumstances.

3.2 ChiLin shall designate in Statements of Work from time to time which of its employees or consultants are to provide the Services thereunder. ChiLin shall be entitled to change the persons designated to provide the Services in its reasonable discretion as a result of, (a) termination of such person's employment or engagement with ChiLin for any reason, (b) such person's illness or death, or (c) such person's failure to perform the Services in a manner satisfactory to ChiLin. If Vitria is dissatisfied with the performance of any of ChiLin's consultants or employees performing Services under this Agreement, ChiLin shall, within seven (7) calendar days of Vitria's written notice to ChiLin, replace such consultant or employee with a trained and skilled individual suitable to Vitria.

3.3 ChiLin may make and retain in its possession a reasonable number of copies of the Deliverables. Such copies shall remain the property of Vitria, except as provided in Section 10, and shall be used by ChiLin only for the purpose of enabling ChiLin to satisfy ChiLin 's obligations under this Agreement.

4.       PROGRESS REPORTS

4.1 As required under a Statement of Work, ChiLin agrees to provide Vitria with written progress reports showing the status of the Deliverables being developed hereunder, and to participate in other status review meetings with Vitria, at such times agreed upon by the parties. Participation in such meetings may occur via teleconferencing. Such review meetings will be for the purpose of:

         4.1.1 reviewing the progress of the development of the Deliverables and the Services provided by ChiLin; and

         4.1.2 formulating, if necessary, details of development activity in the following weeks or details of the Services to be provided in the future; and coordinating UAT, installation and training schedules.

4.2 Additional meetings will be held as reasonably requested by either party.

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                                                            VITRIA CONTRACT 8511

5.       MAINTENANCE, INSTALLATION, TRAINING AND TECHNICAL SUPPORT

5.1 The maintenance, installation, training, and/or other technical support, if any, which ChiLin will perform in connection with the Deliverables (which include Software and Documentation) are as set forth in the Statements of Work.

5.2 At ChiLin's written request, Vitria shall provide two FTE resources, for up to 12 months from the Effective Date, to work with ChiLin at the Development Center on product training, engineering process, product enhancements, product specifications, and related product engineering tasks. The costs associated with such employees during their work with ChiLin, including salary, travel, and expenses, shall be borne by ChiLin.

6.       PAYMENT

6.1 Vitria shall pay to ChiLin the ChiLin Fee and other fees specified in, and in accordance with, the payment schedule set forth in the relevant Statements of Work. The ChiLin Fee and such other fees shall be full payment for development of the Deliverables, provision of the Services, and all other agreed upon activities, Deliverables and Services rendered under this Agreement, unless otherwise set forth herein or in a Statement of Work.

6.2 Unless otherwise set forth in a Statement of Work, Vitria shall be responsible for all travel expenses pre-approved by Vitria in writing incurred by ChiLin during the performance of services pursuant to a Statement of Work.

6.3 Vitria shall be responsible for the payment of all taxes, duties and licenses, including taxes paid or payable by ChiLin or which ChiLin is required to collect, in connection with the performance of this Agreement, the delivery of the Deliverables, the provision of the Services, or arising from the use, operation or possession of the Deliverables or any part thereof, excluding any taxes based on ChiLin's income and any income, payroll or other withholding taxes. If either party is exempt from any taxes, the exempt party shall provide the other party with the necessary documentation required by the taxing authority to sustain such an exemption.

6.4 Payment of all invoices shall be made by Vitria net 30 days following the date Vitria's receipt of an undisputed invoice. Vitria shall pay all undisputed portions of such invoice net 30 days following receipt.

6.5 All fees shall be deemed overdue if, unless disputed, they remain unpaid thirty (30) days after they become payable. All overdue amounts shall bear interest at the rate of one and one-half percent (1 - 1/2%) per month or the maximum legal rate, whichever is lower. Vitria shall reimburse ChiLin for all reasonable costs incurred (including without limitation reasonable attorneys' fees) in collecting past due amounts.

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                                                            VITRIA CONTRACT 8511

7.0      DELIVERABLES ACCEPTANCE

7.1 UAT of the Deliverables (which include Software and Documentation) shall commence on the appropriate delivery dates set forth in the relevant Statement of Work. UAT shall be conducted in accordance with the procedures, criteria, and timeframes set forth in such Statement of Work. If the Deliverables or any portion thereof are not accepted (Vitria's acceptance not to be unreasonably withheld, delayed or conditioned), ChiLin agrees to make (without any additional charge to Vitria) any necessary changes to the Deliverables to correct such errors or deviations as soon as commercially practicable following receipt of notice of such errors and deviations. If ChiLin reasonably believes that correction of such errors or deviations will take longer than ten (10) business days to complete and redeliver, ChiLin shall notify Vitria immediately, discuss the timing of the delay and the means necessary to correct it and propose, if applicable, alternate or interim solutions.

8.0      CHILIN PERSONNEL

8.1 ChiLin warrants that all personnel assigned to perform work under this Agreement have entered into, or will enter into prior to performing such work, an agreement consistent with the provisions of this Agreement.

9.0.     OWNERSHIP

9.1 Vitria shall own exclusively (i) all Vitria software and other materials Vitria provides ChiLin pursuant to this Agreement, (ii) any and all changes or other modifications made by Vitria or ChiLin to the Vitria software or other Vitria materials, whether in Source Code or Object Code form (the "Vitria Modifications"), and (iii) all of the other development Deliverables, development notes and other tangible materials generated by Vitria or ChiLin in connection with any development effort pursuant to this Agreement (the "ChiLin Materials"). Except as warranted in Section 11 below, ChiLin expressly disclaims any authorship or ownership of the Vitria software, whether or not resulting from the development efforts contemplated hereunder, whether in Source Code or Object Code form, or any proprietary rights related thereto, whether now known or hereunder recognized in any jurisdiction including but not limited to any copyrights or patent, trademark or trade secret rights thereto.

         ChiLin hereby assigns, and shall assign when developed, to Vitria ownership of all right, title and interest in and to the Deliverables, Vitria Owned Modifications and Vitria Materials, as and when created, including but not limited to all copyrights, and other intellectual property rights now known or hereafter recognized, including without limitation any patent, trademark or trade secret rights in any of the foregoing, and ChiLin acknowledges and agrees that Vitria shall be considered the author for copyright purposes of all copyrightable material contained in the Deliverables, the Vitria Modifications and the Vitria Materials. If ChiLin has any rights to the Deliverables, Vitria Modifications or Vitria Materials that cannot be assigned to Vitria by matter of law, ChiLin unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Vitria with respect to such rights, and agrees, at Vitria's request and expense, to consent to and join in any action to enforce such rights. If ChiLin has any right to the Deliverables, Vitria Modifications or Vitria Materials that cannot be assigned to Vitria or

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                                                            VITRIA CONTRACT 8511

         waived by ChiLin as a matter of law, ChiLin unconditionally and irrevocably grants to Vitria during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights. ChiLin agrees to assist Vitria as commercially reasonably necessary to perfect the ownership of such rights in Vitria, and to that end shall cause all ChiLin supplied employees, independent contractors and consultants for the development effort to agree in writing, with Vitria as an acknowledged third party beneficiary of such agreements with coverage to include all work done related to this Agreement is specially ordered performed for Vitria's benefit and that all such work and any related materials shall be the confidential and proprietary property of Vitria, to agree to disclose all such work Deliverables, Vitria Modifications and Vitria Materials and to assign any and all rights therein, including in the Deliverables, Vitria Modifications and Vitria Materials to Vitria, as and when created.

9.2 ChiLin will provide reasonable assistance and cooperation to Vitria to acquire, transfer, maintain, perfect, and enforce the intellectual property rights in the Deliverables owned by Vitria, including, but not limited to, execution of a memorandum of assignment of ownership, or such other documents as may reasonably be requested by Vitria.

9.3 Vitria hereby grants to the ChiLin, subject to the terms and conditions of this Agreement, a nonexclusive, nontransferable, nonassignable license to use the Vitria products, including Source Code and Object Code, set forth in the Statements of Work and the associated documentation obtained pursuant to this Agreement solely at the Development Center for the purposes as set forth in the Statements of Work. ChiLin shall not cause or permit the reverse engineering, disassembly, or decompilation of the Vitria products.

9.4 ChiLin shall own exclusively all ChiLin software and other materials ChiLin provides Vitria pursuant to this Agreement that ChiLin owned or developed independently of a particular Statement of Work. Vitria expressly disclaims any authorship or ownership of the ChiLin software and other materials provided to Vitria under this Agreement, whether in Source Code or Object Code form, or any proprietary rights related thereto, whether now known or hereunder recognized in any jurisdiction including but not limited to any copyrights or patent, trademark or trade secret rights thereto.

9.5 ChiLin shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how and techniques that are acquired or used in the course of providing the Services.

10.0     NONDISCLOSURE

10.1     Vitria Confidential Information.

         10.1.1 ChiLin agrees, on behalf of itself, its affiliated companies, and its employees, independent contractors and consultants that it shall not use, except as otherwise expressly permitted hereunder, or disclose to any third person, including any Affiliates, or to any employee of ChiLin without a need to know, either during or after the term of this Agreement, any Confidential Information of Vitria. ChiLin and its employees, independent contractors and consultants shall use the same degree of care as ChiLin uses to protect its own confidential information of a similar nature, but in
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                                                            VITRIA CONTRACT 8511

                  no event less than reasonable care, to avoid disclosure of Vitria Confidential Information. The foregoing obligation of nondisclosure shall not apply to information which: (i) was already publicly or was independently developed outside the scope and without awareness of this Agreement, and does not otherwise infringe Vitria's intellectual property rights when disclosed by ChiLin, (ii) was in the rightful possession of ChiLin at the time of disclosure by Vitria outside the scope of this Agreement, (iii) is disclosed as a matter of right by a third party after the execution of this Agreement.

         10.1.2 ChiLin warrants that all employees, independent contractors and consultants of ChiLin having access to any Vitria Confidential Information, or who may reasonably be anticipated to be exposed to any Vitria Confidential Information, have entered into, or will enter into prior to providing Services, a confidentiality agreement which contains, at a minimum, the substance of the preceding paragraph, as well as an acknowledgment providing coverage that (a) Vitria owns the Vitria Products, the Deliverables, the Vitria Modifications and the Vitria Materials, and (b) they assign all their rights in the Vitria Products, the Vitria Owned Modifications and the Vitria Owned Materials, if any, to Vitria, as and when created. At the request of Vitria, ChiLin shall provide copies of such agreements to Vitria.

         10.1.3 In the event of a breach of this Section 10.1, money damages will not be an adequate remedy, and therefore, in addition to any other legal or equitable remedies, Vitria shall be entitled to seek an injunction or other equitable relief against such breach without necessity of posting bond or security, which is expressly waived.

10.2     ChiLin Confidential Information.

         10.2.1 Vitria agrees, on behalf of itself, its affiliated companies, and its employees, independent contractors and consultants, that except as otherwise expressly permitted hereunder, it shall not use or disclose to any third person, including any Affiliates, or to any employee of Vitria without a need to know, either during or after the term of this Agreement, any Confidential Information of ChiLin. Vitria and its employees, independent contractors and consultants shall use the same degree of care as Vitria uses to protect its own confidential information of a similar nature, but in no event less than reasonable care, to avoid disclosure of ChiLin Confidential Information. The foregoing obligation of nondisclosure shall not apply to information which: (i) was already publicly known or was independently developed when disclosed by ChiLin, (ii) was in the rightful possession of Vitria at the time of disclosure by ChiLin, or (iii) is disclosed as a matter of right by a third party after the execution of this Agreement.

         10.2.2 All employees, independent contractors and consultants of Vitria having access to any ChiLin Confidential Information, or who may reasonably be anticipated to be exposed to any ChiLin Confidential Information, shall execute or shall have executed confidentiality agreements which contain, at a minimum, the substance of the preceding paragraph. At the request of ChiLin, Vitria shall provide copies of such agreements to ChiLin.

         10.2.3 In the event of a breach of this Section 10.2, money damages will not be an adequate remedy, and therefore, in addition to any other legal or equitable remedies, ChiLin shall be entitled to seek an

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                                                            VITRIA CONTRACT 8511

                  injunction or other equitable relief against such breach without the necessity of posting bond or security, which is expressly waived.

10.3 Authorized Disclosure. Either party may disclose the general existence and nature of this Agreement, but may not disclose the specific terms of this Agreement without the prior consent of the other party.

11.      WARRANTIES AND INDEMNIFICATION

11.1     ChiLin Warranty/Indemnification.

         11.1.1 ChiLin represents and warrants ChiLin has full, unimpeded power and right to perform all of the terms of this Agreement.

         11.1.2   ChiLin represents and warrants that

                  i) All software code, documentation, and other materials developed, created or delivered to Vitria pursuant to this Agreement do not contain, misappropriate or infringe any third party trade secret or other intellectual property, right or other right of any kind, and that there are no liens, claims or encumbrances of any kind on the Deliverables in any way or of any kind, but only to the extent that such misappropriation or infringement (i) results from or relates solely to the Deliverable (and does not relate to the underlying Vitria Software) and (ii) with respect to the Deliverable, is not based on information, direction, specification or materials provided by Vitria.

                  ii) ChiLin has full power and right to perform all other terms of this Agreement; and any distribution or use by Vitria or its licensees of Deliverables, or of any other software code, documentation or other materials provided to Vitria under this Agreement will not violate or interfere with the intellectual property or contractual rights of any third party, including without limitation, those rights arising under copyright, trademark, trade secret or patent law, but only to the extent that such violation or interference (i) results from or relates solely to the Deliverable (and does not relate to the underlying Vitria Software) and (ii) with respect to the Deliverable, is not based on information, direction, specification or materials provided by Vitria.

                  (iii) To the knowledge of ChiLin, Deliverables from ChiLin do not include any instructions, algorithms or code that would cause any software product (including any component, routine, or sub-routine thereof or other data relating thereto) to maliciously: (i) be modified or damaged, (ii) modify, damage or delete itself or cause other software, programs, routines or sub-routines or data to be modified, damaged or deleted or to modify, damage or delete themselves,
                           (iii) replicate and propagate itself throughout other software, programs, routines or sub-routines or data,
                           (iv) search for and consume memory in computers or transmit data, (v) usurp the normal operation of computer facilities or (vi) alter or place itself within or substitute itself for any of the software products, including any component, routine, or sub-routine thereof and other data relating thereto.

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         11.1.3   ChiLin represents and warrants that the Deliverables as
                  delivered shall materially conform to the specifications set forth in the applicable Statement of Work for a period of sixty (60) days from delivery. Upon receipt of written notice from Vitria, ChiLin shall use commercially reasonable efforts to promptly remedy any and all defects in the Deliverables that cause a breach of warranties set forth in this Agreement, including any Statement of Work.

         11.1.4 ChiLin shall defend, indemnify and hold Vitria, its officers, directors, agents, employees, successors and assigns harmless from and against any and all liabilities, losses, costs, damages, and expenses incurred by Vitria and its sublicensees (including without limitation reasonable attorneys' fees) arising out of the breach by ChiLin of the foregoing representations and warranties or by the gross negligence or willful misconduct of ChiLin provided that (a) Vitria giving timely written notice of any claim to ChiLin, (b) Vitria providing, at ChiLin's expense, any assistance which ChiLin may reasonably request for the defense of the claim, and (c) ChiLin having control of the defense; provided, however, that ChiLin may not settle or compromise any claim in a manner that does not unconditionally release Vitria and its sublicensees from liability or that limits Vitria's rights in the Deliverables, absent Vitria's prior written consent on a case-by-case basis.

11.2     Vitria Indemnity.

         11.2.1 Vitria represents and warrants Vitria has full, unimpeded power and right to perform all of the terms of this Agreement.

         11.2.2   Vitria represents and warrants that

                  i) All software code, documentation, and other materials developed for, created or delivered to ChiLin pursuant to this Agreement do not contain, misappropriate or infringe any third party trade secret or other intellectual property, right or other right of any kind, and that there are no liens, claims or encumbrances of any kind on such software code, documentation, and other materials in any way or of any kind, but only to the extent that such misappropriation or infringement

                  ii) Vitria has full power and right to perform all other terms of this Agreement; and any distribution or use by ChiLin of any other software code, documentation or other materials provided to ChiLin under this Agreement will not violate or interfere with the intellectual property or contractual rights of any third party, including without limitation, those rights arising under copyright, trademark, trade secret or patent law,

         11.2.4 Vitria shall defend, indemnify and hold ChiLin, its officers, directors, agents, employees, successors and assigns harmless from and against any and all liabilities, losses, costs, damages, and expenses incurred by ChiLin and its sublicensees (including without limitation reasonable attorneys' fees) arising out of the breach by Vitria of the foregoing representations and warranties or by the gross negligence or willful misconduct of Vitria provided that (a) ChiLin giving timely written notice of any claim to Vitria, (b) ChiLin providing, at Vitria's expense, any assistance which Vitria may reasonably request for the defense of the claim, and (c) Vitria having control of the defense; provided, however, that Vitria may not settle or compromise any claim in a manner that does not unconditionally release ChiLin and

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                                                            VITRIA CONTRACT 8511

                  its sublicensees from liability or that limits ChiLin's rights in the Deliverables, absent ChiLin's prior written consent on a case-by-case basis.

         11.3 MUTUAL OBLIGATIONS. Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expenses (including counsel fees and expenses) relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the gross negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder.

12.0     LIMITATION OF LIABILITY

12.1     EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER
         SECTION 11.0 ABOVE AND FOR BREACHES BY EITHER PARTY OF THE TERMS AND CONDITIONS OF SECTION 10 (NONDISCLOSURE), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ARISING IN TORT, NEGLIGENCE, STRICT LIABILITY, CONTRACT, OR OTHERWISE, PROVIDED, HOWEVER, THAT IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SUCH DAMAGES IN EXCESS OF FIVE MILLION DOLLARS ($5,000,000).

12.2     EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER
         SECTION 11.0 ABOVE AND FOR BREACHES BY EITHER PARTY OF THE TERMS AND CONDITIONS OF SECTION 10 (NONDISCLOSURE), EACH PARTY'S LIABILITY FOR DIRECT DAMAGES TO THE OTHER PARTY FOR A CLAIM OF ANY KIND RELATED TO THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE OF FEES PAID TO CHILIN FOR THE PRODUCT OR SERVICE INVOLVED IN THE CLAIM.

13.0.    TERM AND TERMINATION

13.1 This Agreement will become effective on the Effective Date and will remain in effect for an initial period of five (5) years from the Effective Date. The term of this Agreement shall automatically renew thereafter for one year periods; provided, however, that ChiLin may give Vitria written notice of its intent not to renew the Agreement no earlier than six (6) months prior to the expiration of the initial term or any subsequent term of the Agreement; provided that no work remains to be performed under an existing Statement of Work that would extend beyond the expiration date.

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                                                            VITRIA CONTRACT 8511

13.2 Vitria may, upon written notice to ChiLin, terminate this Agreement at any time at its convenience which termination will be effective thirty
         (30) days after receipt of notice), and in such case, Vitria's obligations shall be limited to a payment calculated as follows: Any amounts due in connection with the provision of the Deliverables and/or the Services through the effective date of termination, plus (a) the remaining development fee for the relevant Statements of Work, as fixed or estimated in such Statements of Work, divided by the total projected days of work required for the completion of the Deliverables as set forth in each such Statement of Work, multiplied by the actual days worked up to the point of termination with respect to each Statement of Work, Notwithstanding anything to the contrary in the preceding sentence, the amounts due from Vitria to ChiLin for early termination of a Statement of Work whose costs are based solely on a time and materials basis shall be calculated as the actual time and material expended as of the date of such termination. No Acceptance Testing will be required beyond the date of the written notice of termination.

13.3 Without prejudice to any rights either party may have under this Agreement or in law, equity or otherwise, either party shall have the right to terminate this Agreement if the other party defaults in the performance of any of its obligations or breaches any term, provision, warranty, or representation under this Agreement and fails to correct the Default or to commence any and all steps reasonably necessary to cure such Default within thirty (30) days of receipt of written notice of such default by the non-defaulting party.

13.4 Should either party become the subject of any proceeding under provincial, state or federal law for due relief of debtors or otherwise become insolvent or bankrupt or make an assignment for the benefit of creditors, the other party may, in addition to any other right or remedy it may have, terminate this Agreement without liability to the non-defaulting party upon written notice; provided, however, that neither party shall be deemed in default for delays due to causes beyond its reasonable control.

13.5 Upon termination of this Agreement, ChiLin shall thereafter cease to use (i) any Vitria software provided under this Agreement and (ii) any copies of the Deliverables, and shall delete such Deliverables and Vitria software from its library, and shall return to Vitria or destroy all copies of such Deliverables, and shall notify Vitria in writing that this has been done; provided, however, that notwithstanding the foregoing, ChiLin shall be entitled to retain a single copy of the Deliverables and Vitria software for archival, maintenance and support purposes, and not for enhancement or development.

13.6 The provisions of Sections 9 (Ownership), 10 (Nondisclosure), 11 (Warranty/Indemnification), 12 (Limitation of Liability), 13 (Term and Termination) and 14 (Miscellaneous) shall survive termination of this Agreement.

14.      MISCELLANEOUS

14.1 Appendices; Counterparts. All recitals and appendices are hereby incorporated into this Agreement. This Agreement may be executed in any number of counterparts and/or duplicate originals.

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                                                            VITRIA CONTRACT 8511

14.2 Assignment. ChiLin may not assign this Agreement without the prior written consent of Vitria. Any purported assignment in contravention of this section is null and void. A transfer of a controlling interest in the equity of ChiLin shall be deemed an assignment for purposes of this subsection. Subject to the foregoing, this Agreement will bind and inure to the benefit of any successors or assigns.

14.3 Attorneys' Fees. The prevailing party in any suit under this Agreement shall recover all costs, expenses and reasonable attorney fees incurred in such action.

14.4 Controversies. Before either party commences any action against the other party, it shall give written notice to the other party of its intention to file a claim, and the senior management of the parties then shall meet in good faith to resolve the dispute.

14.5 Definitions and Section Headings. Singular terms shall be construed as plural, and vice versa, where the context requires. Section headings are a matter of convenience and shall not be considered part of this Agreement.

14.6 Entire Agreement. This Agreement is the complete and exclusive statement of the understandings of the parties, and it supersedes and merges all prior proposals and understandings, whether oral or written, relating to the subject matter of this Agreement. This Agreement may not be modified except in writing, signed by an officer of Vitria and a duly authorized representative of ChiLin, and expressly referring to this Agreement. This Agreement takes precedence over any purchase order issued by either party, which may accepted by the other party for administrative convenience only.

14.7 Export. The parties shall comply with the Export Laws. Neither party will export or re-export directly or indirectly (including via remote access) any part of the Deliverables, Vitria Owned Technology, Vitria Owned Modifications, ChiLin Technology, ChiLin Owned Modifications or any Confidential Information to any country for which a validated license is required under the Export Laws without first obtaining a validated license.

14.8 Force Majeure. Neither party will be responsible for failure of performance, other than for an obligation to pay money, due to causes beyond its control, including, without limitation, acts of God or nature; labor disputes; sovereign acts of any federal, state or foreign government; or shortage of materials.

14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, but without giving any effect to the choice of law principles thereunder.

14.10 Independent Contractors; Nonexclusive. Vitria and ChiLin are independent contractors and will so represent themselves in all regards. Neither party may bind the other in any way. Nothing in this Agreement will be construed to make either party the agent or legal representative of the other or to make the parties partners or joint venturers.

14.11 Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, or by certified or registered mail (postage prepaid and return receipt requested), to the other party at the address set forth beneath such party's signature, and will be effective upon receipt or three (3) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

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                                                            VITRIA CONTRACT 8511

14.12 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect. However, should either party reasonably conclude that a provision held to be invalid or unenforceable was a material inducement to its entering into this Agreement, and the loss of that provision has deprived it of the benefit of the bargain reached upon execution of this Agreement, then that party may, upon 10 days prior written notice, terminate this Agreement.

14.13 Waiver. The waiver of one breach or default shall not constitute the waiver of any subsequent breach or default, and shall not act to amend or negate the rights of any party.

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                                                            VITRIA CONTRACT 8511

The parties have executed duplicate originals of this Agreement, by their duly authorized representatives.

ChiLin:                                  Vitria:

c/o Mayer, Brown, Rowe & Maw LLP         Vitria Technology, Inc.
Two Palo Alto Square                     945 Stewart Drive
3000 El Camino Real                      Sunnyvale, CA 94085
Palo Alto, CA 94306                      Attn: General Counsel
Attention: Martin J. Collins

/s/ JoMei Chang                          /s/ Jeffrey J. Bairstow
-------------------------------          ----------------------------
(Signature)                              (Signature)

JoMei Chang                              Jeffrey J. Bairstow
-------------------------------          ----------------------------
(Printed Name/Title)                     (Printed Name/Title)

December 31, 2003                        December 31, 2003
-------------------------------          ----------------------------
(Date)                                   (Date)